Exhibit 99.1

FORMAL NOTICE OF BLACKOUT PERIOD

UNDER THE

XEROX CORPORATION SAVINGS PLAN

AND

THE SAVINGS PLAN OF XEROX CORPORATION

AND THE XEROGRAPHIC DIVISION, UNITE HERE

TO:	All Executive Officers and Directors of Xerox Corporation

FROM:	Xerox Corporation

DATE:	May 16, 2007

SUBJECT:	Blackout Period

The purpose of this Notice is to inform you of an impending “blackout period” under the employee benefit plans referenced below, during which you will be generally prohibited from effecting any direct or indirect transactions in Xerox Corporation common stock, par value $1.00 per share, that you acquired in connection with your service or employment as a director or executive officer of Xerox Corporation. Although you are already restricted from trading Xerox stock during the blackout period because the blackout period falls outside of Xerox’s window period for stock transactions, we are required to provide this Notice under Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission pursuant to Section 306(a)(6) of the Sarbanes-Oxley Act of 2002.

Reasons for the Blackout Period

The Xerox Corporation Savings Plan and The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE (collectively, the “Plans”) will be changing the investment options being offered under the Plans, effective June 28, 2007.

Impact on Affected Plan Rights

As a result of these changes Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts, obtain a distribution or withdrawal from a Plan (including a Qualified Domestic Relations Order (“QDRO”) distribution), make a transfer out of a Plan, obtain a loan from a Plan or make a change to a deferral election. This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.

Length of Blackout Period

The blackout period for the Plans will begin at 4:00 P.M. Eastern Time on Friday June 22, 2007 and extend through Wednesday June 27, 2007. The blackout period will end at the start of business on Thursday, June 28, 2007.

Restrictions on Executive Officers and Directors During Blackout Period.

During the blackout period, the executive officers and directors of Xerox Corporation will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Xerox common stock that you acquired in connection with your service or employment as a director or executive officer of Xerox Corporation. For this purpose, there is a rebuttable presumption that any Xerox common stock that you attempt to transfer during the blackout period was acquired in connection with your service or employment as a director or executive officer of Xerox Corporation.

Who to Contact for Additional Information

If you have questions concerning this Notice or the trading restrictions described above, please contact the Office of the Corporate Secretary:

Karen Boyle

Manager Office of the Corporate Secretary

Xerox Corporation

800 Long Ridge Road

Stamford, CT 06904

Email: karen.boyle@xerox.com

Phone: 203-968-3883